UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2009

INCONTACT, INC.

(Exact name of registrant as specified in its charter)

1-33762
(Commission File No.)

Delaware	87-0528557
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

7730 S. Union Park Ave., Suite 500, Midvale, Utah 84047

(Address of principal executive offices)

(801) 320-3200

(Registrant’s telephone number)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On December 21, 2009, inContact, Inc. entered into a Securities Purchase Agreement with an investment fund and accredited investor for the sale of 3,428,571 common shares at $2.45 per share for cash in the total amount of approximately $8.4 million. The sale and purchase under the Securities Purchase Agreement closed the same day. The shares of common stock sold to the investor will be registered for resale on a registration statement inContact is obligated to file. If the registration statement is not effective within 120 days following the closing of the sale of shares under the Securities Purchase Agreement, inContact is required to pay to the investor an amount equal to one percent of the total investment amount for each month (or portion thereof) that the shares remain unregistered.

We engaged RBC Capital Markets Corporation to provide investment banking and private placement services. A portion of the proceeds form the sale of shares under the Securities Purchase Agreement will be used to pay RBC Capital Markets a fee of approximately $504,000.

The securities were offered and sold in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. The investor represented that it is an “accredited” investor within the meaning of Rule 501 adopted under the Securities Act of 1933. This report does not constitute an offer to sell, or the solicitation of an offer to buy, any securities.

The full terms and conditions of the financing and registration obligation are set forth in the transaction documents included with this report as exhibits.

Item 9.01	Financial Statements and Exhibits

Exhibits

Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-K.

SEC Ref. No.	Description of Document

10.1	Securities Purchase Agreement dated December 21, 2009 (1)
10.2	Registration Rights Agreement dated December 21, 2009
99.1	Press Release dated December 21, 2009

(1)     Excluding “Exhibit A – Registration Rights Agreement,” which is included in this filing as Exhibit 10.2. Also excluding “Schedule 3.1(f) – Capitalization,” “Schedule 3.1(k) – Litigation,” and “Schedule 3.1(m) – Certain Fees,” which inContact will furnish to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INCONTACT, INC.

Date: December 21, 2009	By:	/s/ Paul Jarman
Paul Jarman, Chief Executive Officer